Exhibit 11


  DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

  COMPUTATION OF EARNINGS PER COMMON SHARE
  FISCAL YEAR ENDED JULY 31, 1999





                                                                      Per Share
                                            Net Income     Shares       Amount
                                            ----------     ------       ------



      Basic Earnings Per Share:

      Income available to common
        shareholders                       $ 6,671,600    7,683,616      $.87
                                           -----------                   ====



      Effect of Dilutive Securities:

      Warrants                                               13,763

      Options                                               466,939
                                           -----------   ----------

      Diluted Earnings Per Share           $ 6,671,600    8,164,319      $.82
                                           ===========   ==========      ====